UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 1, 2020

Akouos, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39343	81- 1716654
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

645 Summer Street Suite 200 Boston, MA	02210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 410-1818

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	AKUS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

Effective October 1, 2020, the board of directors (the “Board”) of Akouos, Inc. (the “Company”) appointed Sachiyo Minegishi as the Company’s Chief Financial Officer, Treasurer and Assistant Secretary. Upon commencement of her appointment, Ms. Minegishi assumed the duties of the Company’s principal financial officer and principal accounting officer and Emmanuel Simons, the Company’s Chief Executive Officer, ceased to serve as principal financial officer and principal accounting officer. There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Ms. Minegishi.

Ms. Minegishi, age 43, served from April 2016 to September 2020 in various roles of increasing responsibility at bluebird bio, Inc., a biotechnology company, including, most recently, as vice president, global program lead for sickle cell disease (SCD) and previously as vice president, global brand lead, SCD and oncology portfolio. From September 2012 to April 2016, Ms. Minegishi served in various roles at Aegerion Pharmaceuticals Inc., a biopharmaceutical company, including as senior director, U.S. cardiology rare disease marketing and as senior director, global business development.

Ms. Minegishi will be paid an annual base salary of $380,000 and her annual target bonus will be 40% of her annual base salary. Ms. Minegishi will receive a one-time signing bonus of $75,000, which is required to be repaid in full if Ms. Minegishi voluntarily leaves the Company before completing 12 months of active employment. In addition, the Board granted Ms. Minegishi a stock option to purchase 257,780 shares of common stock of the Company under the Company’s 2020 Stock Plan. The option has an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on October 1, 2020 and is scheduled to vest as to 25% of the shares underlying the option on the first anniversary of the vesting commencement date and the balance will vest in equal monthly installments over the next 36 months of continuous service.

In connection with Ms. Minegishi’s appointment as the Company’s Chief Financial Officer, the Company entered into an indemnification agreement with Ms. Minegishi in the same form as its standard form of indemnification agreement with the Company’s other executive officers, a copy of which was filed with the Securities and Exchange Commission on June 5, 2020 as Exhibit 10.13 to the Company’s Registration Statement on Form S-1.

Appointment of Chief Operating Officer

Effective October 1, 2020, the Board promoted Jennifer Wellman to the Company’s Chief Operating Officer. There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Ms. Wellman.

Ms. Wellman, age 42, has over 20 years of experience in adeno-associated viral (AAV) vector gene therapy research and development, and previously served as senior vice president of regulatory and quality of the Company from March 2018 to September 2020. In 2018, Ms. Wellman also served as a part-time consultant for various biotechnology companies. From October 2013 to August 2017, Ms. Wellman was co-founder and head of product development strategy and head of regulatory strategy at Spark Therapeutics, Inc., a member of the Roche Group and a fully integrated, commercial gene therapy company.

In connection with her promotion to Chief Operating Officer, effective as of October 1, 2020, Ms. Wellman’s annual base salary will be increased to $380,000, and her target annual incentive bonus will be 40% of her base salary. In connection with her promotion, the Board has granted Ms. Wellman a stock option to purchase 100,000 shares of common stock of the Company under the Company’s 2020 Stock Plan. The option has an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on October 1, 2020 and is scheduled to vest in equal monthly installments over the next 48 months of continuous service.

In connection with Ms. Wellman’s appointment as the Company’s Chief Operating Officer, the Company entered into an indemnification agreement with Ms. Wellman in the same form as its standard form of indemnification agreement with the Company’s other executive officers, a copy of which was filed with the Securities and Exchange Commission on June 5, 2020 as Exhibit 10.13 to the Company’s Registration Statement on Form S-1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKOUOS, INC.

Date: October 1, 2020	By:	/s/ Karoline K. Shair
Name: Karoline K. Shair
Title: General Counsel